UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:	June 24, 2011
(Date of earliest event reported):	June 21, 2011

FULTON FINANCIAL CORPORATION
(Exact name of Registrant as specified in its Charter)

Pennsylvania	0-10587	23-2195389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

P.O. Box 4887, One Penn Square Lancaster, Pennsylvania	17604
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  717-291-2411
Former name or former address, if changed since last Report:  N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 – Entry into Material Definitive Agreement.

On June 23, 2011, Fulton Financial Corporation ("Fulton") and Fiserv Solutions, Inc. ("Fiserv"), executed an agreement that will replace a previous agreement, dated January 1, 2005.  Pursuant to the agreement, Fiserv will convert Fulton and its subsidiary banks to a new core processing platform and continue to perform deposit and loan account processing services, mortgage loan processing services, electronic banking services, software and product and system development services.  The term of the agreement is expected to continue through December 31, 2017 or the fifth anniversary of the date that the last of Fulton’s subsidiary banks is converted to Fiserv’s new core processing platform, whichever is later. Fulton has agreed that Fiserv will be the exclusive provider of the services which are the subject of the agreement to Fulton's subsidiary banks.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 On June 22, 2011, Fulton issued a press release, attached as Exhibit 99.1 and incorporated by reference, to announce that Fulton’s Board of Directors had designated Craig A. Roda to serve as a senior executive officer of Fulton. Effective July 1, 2011, Mr. Roda, age 55, will serve as a Senior Executive Vice President of Fulton and a member of Fulton’s senior management team along with R. Scott Smith, Jr., E. Philip Wenger, Charles J. Nugent, James E. Shreiner and Craig H. Hill. Mr. Roda is the brother-in-law of Mr. Wenger, Fulton’s President and Chief Operating Officer. Mr. Roda will continue as Chairman and Chief Executive Officer of Fulton Bank, National Association, a position he has held since February 1, 2009. In January 2006, Mr. Roda became President and Chief Operating Officer of Fulton Bank, National Association, and in October 2006 he became the bank’s President and Chief Executive Officer. He has been employed by Fulton affiliates in various positions since 1979.

In connection with his appointment as a member of Fulton’s senior management and the assignment of additional responsibilities for corporate services and marketing, Mr. Roda’s base salary will be $363,000. He will also receive other benefits on the same basis as similarly situated executives and be eligible to receive an annual cash bonus in accordance with Fulton’s Variable Compensation Plan.

Mr. Roda currently has a Change in Control Agreement (“Agreement”) with Fulton that is attached as Exhibit 10.1 and incorporated by reference. Pursuant to the terms of this Agreement, upon the occurrence of a Change in Control (as defined in the Agreement), if Mr. Roda resigns for Good Reason (as defined in the Agreement) or is discharged by Fulton within twenty four months following a Change in Control, other than for cause or a disability, Mr. Roda is eligible to receive certain severance benefits. Generally, the severance benefits provided to Mr. Roda under the Agreement are salary continuation for a twenty four month period and certain fringe benefits, including life, medical, health, accident and disability insurance. The Agreement also contains customary provisions relating to non-competition and compliance with Sections 409A of the Internal Revenue Code of 1986, as amended.

In addition, effective July 1, 2011, Craig H. Hill, Fulton’s Senior Executive Vice President and Director of Human Resources, will be responsible for Fulton’s property management, security and corporate communications functions, along with his present human resources responsibilities. As a result of this change Mr. Hill’s base salary will be increased to $286,000.

Item 5.03 - Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

 On June 21, 2011, Fulton’s Board of Directors approved, without any substantive amendments, Amended and Restated Articles of Incorporation, attached as Exhibit 3.1 and incorporated by reference, to restate the provisions of Fulton’s Articles previously filed in 2005.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits
Exhibit No.	Description
3.1	Fulton’s Amended and Restated Articles of Incorporation
10.1	Change in Control Agreement with Craig A. Roda dated December 2, 2008
99.1	Fulton press release dated June 22, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2011	Fulton Financial Corporation By: /s/ James E. Shreiner James E. Shreiner Senior Executive Vice President